Exhibit 99.1

December 15, 2008

Dear Shareholders,

It is with a great deal of pride that I announce to you that MVB Financial Corp. has declared its first cash dividend. The dividend rate is $.10 per share to shareholders of record November 28, 2008, payable December 15, 2008. For those of you who are original shareholders, you have seen your investment grow; now you will also receive a cash dividend as well. We appreciate your loyal support through our first ten years, and look forward to many more.

In these difficult times, this payment of a cash dividend is a wonderful sign of financial strength. MVB Financial Corp is financially strong, which is extremely important during these challenging times. We expect the payment of a cash dividend to be an annual payment.

As you have seen from our third quarter report, MVB has received a 5 star rating from Bauer Financial, Inc. They are an independent rating service; it is their highest rating. The rating evaluation includes a number of analytic results including capital ratios. We are proud to be the recipient of this rating.

An issue that I wish to discuss is the capital investment available from the US Treasury (“Treasury”) under the Economic Stabilization Act of 2008. There is a misunderstanding of the Treasury Program. The Program makes capital available only to the highest rated banks; it is not available to those of lower ratings. In these uncertain economic times, banks cannot have too much capital. The Treasury Program provides banks with the opportunity to increase capital levels. MVB has applied to participate in the Program. When approved, we must then make a final decision about participating. As the rules currently stand, I would expect MVB to participate. A number of other strong West Virginia banks are considering participating in the program also. Participation will allow us to increase our legal limit and increase our earnings. Approval for participation in the program is a sign of strength.

I wish to express my best wishes for a happy, healthy holiday season to each of you.

Best regards,

/s/ Dick Martin